    As filed with the Securities and Exchange Commission on January 28 , 2005
                                                    Registration No. 333-
================================================================================

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                       LIPMAN ELECTRONIC ENGINEERING LTD.
             (Exact Name of Registrant as Specified in Its Charter)

                ISRAEL                                 NOT APPLICABLE
    (State or Other Jurisdiction of           (I.R.S. Employer Identification
    Incorporation or Organization)                        Number)

                           11 HAAMAL STREET, PARK AFEK
                                ROSH HAAYIN 48092
                                     ISRAEL

          (Address, including zip code, of principal executive offices)

            LIPMAN ELECTRONIC ENGINEERING LTD. 2004 SHARE OPTION PLAN
                            (Full Title of the Plan)

                               LIPMAN U.S.A., INC.
                                 50 GORDON DRIVE
                                SYOSSET, NY 11791
                                 (516) 484-9898
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

     Copies of all communications, including all communications sent to the agent for service, should be sent to:

          NEIL GOLD, ESQ.                          DAVID GOTLIEB, ADV.
    FULBRIGHT & JAWORSKI L.L.P.              SHNITZER, GOTLIEB, SHARON & CO.
         666 FIFTH AVENUE                          7 MENACHEM BEGIN RD.
     NEW YORK, NEW YORK 10103                    RAMAT-GAN 52521, ISRAEL
          (212) 318-3000                            (972-3) 754-9922
     FACSIMILE: (212) 318-3400                 FACSIMILE: (972-3) 754-9920

                                   ----------

                         CALCULATION OF REGISTRATION FEE

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                                                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF                                       OFFERING PRICE PER      AGGREGATE OFFERING         AMOUNT OF
 SECURITIES TO BE REGISTERED      AMOUNT TO BE REGISTERED (1)         SHARE (2)                 PRICE           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------

Ordinary Shares, NIS 1.00
nominal value per share                    700,000                      $28.70               $20,090,000            $2,364.59
------------------------------------------------------------------------------------------------------------------------------------

(1)  THIS REGISTRATION STATEMENT SHALL ALSO COVER AN ADDITIONAL INDETERMINABLE
     NUMBER OF ORDINARY SHARES AS MAY BE REQUIRED PURSUANT TO THE LIPMAN
     ELECTRONIC ENGINEERING LTD. 2004 SHARE OPTION PLAN, IN THE EVENT OF A STOCK
     DIVIDEND, STOCK SPLIT, RECAPITALIZATION OR OTHER SIMILAR CHANGE IN THE
     ORDINARY SHARES.

(2)  PURSUANT TO RULE 457(C), THE PROPOSED MAXIMUM OFFERING PRICE PER SHARE WAS
     CALCULATED BASED ON THE AVERAGE OF HIGH AND LOW PRICES OF THE REGISTRANT'S
     ORDINARY SHARE ON THE NASDAQ NATIONAL MARKET ON JANUARY 25, 2005.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The documents containing the information specified in Part I of Form
S-8 will be delivered to employees, directors and others as specified by Rule
428(b)(1). In accordance with the rules and regulations of the Securities and
Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this
Registration Statement or as prospectuses or prospectus supplements pursuant to
Rule 424.

                                      I-1

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Lipman Electronic Engineering Ltd.
(the "Company" or the "Registrant") with the Commission pursuant to the
Securities Act of 1933, as amended (the "Securities Act") and the Securities
Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in this Registration Statement:

         (a) Our Annual Report on Form 20-F for year ended December 31, 2003
     (File No. 000-50544.

         (b) All Reports of Foreign Issuer on Form 6-K filed by the Registrant with the SEC since December 31, 2003, including its Reports on Form 6-K filed on March 31, 2004, April 21, 2004, May 11, 2004, June 14, 2004, June
     22, 2004, August 10, 2004, August 18, 2004, October 5, 2004, October 26,
     2004, October 27, 2004, December 8, 2004 and January 13, 2005.

         (c) The description of Lipman's ordinary share, par value NIS 1 per share, contained in the Registrant's registration statement on Form F-1
     (File No. 333-111849) and registration statement on Form 8-A filed pursuant to the Exchange Act filed on January 12, 2004.

         All reports and other documents filed by the Registrant pursuant to
Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which (i) indicates that all securities offered under this Registration Statement have been sold or
(ii) which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         You may obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

         Lipman Electronic Engineering, Ltd.
         11 Haamal Street
         Park Afek, Rosh Haayin 48092, Israel
         972-3-902-9730

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

                                      II-1

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under the Israeli Companies Law, a company is prohibited from exculpating an officer or director from liability for the breach of his duty of loyalty. The company may exculpate an officer or director from liability for the breach of his duty of care, may insure his liability for a breach of these duties, or indemnify him for a breach, but only according to the following provisions:

         A company may provide in its articles of association that an officer or a director of the company may be exculpated, to the extent provided in the articles, from liability for the breach of his duty of care.

         A company may provide in its articles of association that the company may indemnify an officer or a director in such capacity, for:

         o   a monetary liability incurred pursuant to a judgment, including a settlement or arbitration decision approved by a court, in an action brought by a third party;

         o   reasonable legal expenses incurred in an action brought against the director or officer by or on behalf of the company or others; and

         o   reasonable legal expenses incurred in defending criminal charges of which the director or officer was acquitted, or as a result of a criminal charge that does not require proving criminal intent of which the director or officer was convicted.

         The indemnification provision in a company's articles of association may be a blanket obligation to indemnify in advance, provided it is limited to events the board of directors can foresee when providing the obligation and that it is limited to a sum the board of directors determines is reasonable in the circumstances, or a provision permitting the company to indemnify an officer or a director on an ad hoc basis after the fact.

         A company may provide in its articles of association that the company may insure an officer or a director. This insurance may cover liability for breach of the duty of care or, to the extent the officer or director acted in good faith and has a reasonable basis to believe that the act would not prejudice the company, for the breach of the duty of loyalty. A company's articles of association may also allow it to insure officers and directors for monetary liabilities incurred as a result of an act or omission committed in connection with his serving as an officer or director of the company.

         All of these provisions are specifically limited in their scope by the
Israeli Companies Law, which provides that a company may not indemnify an officer or director nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:

         o   a breach by the officer or director of the duty of loyalty, unless the officer or director acted in good faith and has a reasonable basis to believe that the act would not prejudice the company;

                                      II-2

         o   an intentional or reckless breach by the officer or director of the duty of care;

         o   any act of omission done with the intent to derive an illegal personal benefit; or

         o   any fine levied against the director or officer.

         The Registrant's Articles of Association, as amended, provides as follows:

         The Company may exempt, in advance, an officer of the Company from his liability, in whole or in part, in respect of damage following breach of his duty of care towards the Company.

         Subject to the provisions of the Companies Law, the Company may engage in a contract to insure the liability of an officer of the Company, including an officer of the Company who is serving or has served on its behalf or at its request as a director of another company in which the Company holds shares, direct or indirectly, or in which the Company has any interest (hereinafter
"Director of Another Company") in respect of any liability imposed upon him following an act which he carried out in his capacity as an officer of the
Company in any one of the following events:

         o   Breach of the duty of care towards the Company or towards any other person.

         o   Breach of fiduciary duty towards the Company, provided that the officer acted in good faith and had reasonable grounds to assume that the act would not prejudice the Company's interests.

         o   Financial liability which shall be imposed upon him in favor of another person.

         The Company may indemnify an officer of the Company on account of a liability or, expense as specified below, which was imposed upon him following an act which he carried out in his capacity as an officer of the Company.

         o   Financial liability imposed upon him in favor of another person pursuant to a judgment, including a compromise judgment, or an arbitrator's award approved by a court.

         o   Reasonable litigation expenses, including legal fees paid by an officer or which he war required to pay by a court, in a proceeding filed against him by the Company or in its behalf or by another person, or in criminal charges from which he was acquitted, or in criminal charges in which he was convicted of an offense which does not require proof of mens rea.

         The Company may give an undertaking in advance to indemnify an officer in respect of a liability or expense as specified above, provided that the undertaking is limited to types of events which, in the opinion of the Board of
Directors, may be foreseen, at the time of giving the undertaking for indemnity, and to such amount as the Board of Directors shall determine to be reasonable given the circumstances of the matter, and provided that the total amount of the indemnity shall not exceed 25% of the shareholders' equity of the Company at the time of the indemnity, according to the last financial statements, as of the date of making the actual payment of the indemnity.

         The Company may also indemnify an officer of the Company retroactively.

                                      II-3

         Subject to the provisions of the Companies Law, the Company may indemnify any person, including an officer of the Company, who is serving or has served on its behalf or at its request as a Director of Another Company in respect of any liability or expense as specified above, which shall be imposed on him following an act which he carried out in his capacity as a Director of
Another Company, by means of retroactive indemnity or by means of giving an undertaking to indemnify such person, provided that the said undertaking is limited to types of events which, in the opinion of the Board of Directors, may be foreseen, at the time of giving the undertaking for indemnity, and to such amount as the Board of Directors shall determine to be reasonable given the circumstances of the matter.

         The above provisions of the Registrant's Articles of Association do not
apply in respect of any of the following events:

         o   Breach of fiduciary duty, with the exception of when an officer acted in good faith and had reasonable grounds to assume that the act would not prejudice the Company's interests.

         o   Breach of duty of care performed deliberately or recklessly.

         o   An action committed with the intention of making personal gain, unlawfully.

         o   A penalty or fine imposed on an officer.

         Resolutions with respect to giving an exemption, insurance, indemnity or giving an undertaking for indemnity to a director and/or officer who is not a director shall be passed subject to any law.

         A resolution to approve an exemption, insurance or indemnity in the
Articles of Association of the Company and the alteration thereof shall be passed with such majority as specified in the Companies Law.

         The Company's Board of Directors may resolve to indemnify and insure the Company's office holders with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. In the opinion of the Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

Exhibit
  No.             Description
  ---             -----------

4.1               Lipman Electronic Engineering Ltd. 2004 Share Option Plan.

5.1               Opinion of Shnitzer, Gotlieb, Sharon & Co. (filed herewith).

23.1              Consent of Counsel (contained in Exhibit 5.1).

                                      II-4

23.2              Consent of Independent Auditors (filed herewith).

24.1              Power of Attorney (filed herewith).

ITEM 9. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

                 (i)   To include any prospectus required by Section 10(a)(3) of
                       the Securities Act;

                 (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement
                       (or the most recent post-effective amendment thereof)
                       which, individually or in the aggregate, represent a
                       fundamental change in the information set forth in the
                       Registration Statement. Notwithstanding the foregoing,
                       any increase or decrease in volume of securities offered
                       (if the total dollar value of securities offered would
                       not exceed that which was registered) and any deviation
                       from the low or high end of the estimated maximum
                       offering range may be reflected in the form of prospectus
                       filed with the Commission pursuant to Rule 424(b) if, in
                       aggregate, the changes in volume and price represent no
                       more than 20 percent change in the maximum aggregate
                       offering price set forth in the "Calculation of
                       Registration Fee" table in the effective registration
                       statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the
                       Registration Statement or any material change to such
                       information in the Registration Statement;

                 provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a
                 post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the
                 Exchange Act that are incorporated by reference in the
                 Registration Statement.

             (2) That, for the purpose of determining any liability under the
                 Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the
                 securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
                 offering thereof;

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) Insofar as indemnification for liabilities arising under the
             Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the

                                      II-5

             foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for
             indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section
             15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-6

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Rosh Haayin, Israel, on this 28 day of January 2005.

                                            LIPMAN ELECTRONIC ENGINEERING LTD.

                                            By: /s/ Mike Lilo
                                                -------------------------------
                                                    Mike Lilo
                                                    Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Isaac Angel and Mike Lilo, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- or post-
effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated:

      SIGNATURE                            TITLE                        DATE
      ---------                            -----                        ----

   /s/ Jacob Perry            Chairman of the Board of
   ---------------
     JACOB PERRY              Directors                             Jan 28, 2005

   /s/ Isaac Angel            President and Chief Executive
   ---------------            Officer (Principal
     ISAAC ANGEL              Executive Officer)                    Jan 28, 2005

    /s/ Mike Lilo             Chief Financial Officer
    -------------             (Principal Financial and
      MIKE LILO               Accounting Officer)                   Jan 28, 2005

   /s/ Meir Shamir            Director                              Jan 28, 2005
   ---------------
     MEIR SHAMIR

  /s/ Ishay Davidi            Director                              Jan 28, 2005
  ----------------
    ISHAY DAVIDI

                                      II-7

  /s/ Aharon Lipman
    AHARON LIPMAN             Director                              Jan 28, 2005

   /s/ Rami Lipman
     RAMI LIPMAN              Director                              Jan 28, 2005

/s/ Mordecai Gorfung
  MORDECAI GORFUNG            Director                              Jan 28, 2005

  /s/ Linda Harnevo                                                 Jan 28, 2005
  -----------------
    LINDA HARNEVO             Director

  /s/ Izhak Davidi            Director                              Jan 28, 2005
  ----------------
    IZHAK DAVIDI

 /s/ Jonathan Kaplan          Director                              Jan 28, 2005
 -------------------
   JONATHAN KAPLAN

Authorized Representative
in the United States:

LIPMAN U.S.A., INC.

By: /s/ Robert Striano
    ----------------------------------
    Name:  Robert Striano
    Title: President & Chief
           Executive Officer

                                      II-8

                                INDEX TO EXHIBITS

Exhibit
  No.             Description
  ---             -----------

4.1               Lipman Electronic Engineering Ltd. 2004 Share Option Plan.

5.1               Opinion of Shnitzer, Gotlieb, Sharon & Co. (filed herewith).

23.1              Consent of Counsel (contained in Exhibit 5.1).

23.2              Consent of Independent Auditors (filed herewith).

24.1              Power of Attorney (filed herewith).